Exhibit 99.2

Ambulatory Blood Pressure Increases In Hypogonadal Men Who Develop Increases In Hematocrit On Oral Testosterone Undecanoate

Author Block: Adrian Sandra Dobs, MD,MHS1, William B. White, MD2, Culley Carson, MD3, Anthony DelConte, MD4, Mohit Khera, MD, MBA, MPH5, Martin Miner, MD6, Muhamma Shahid, BS7, Kongnara Papangkorn, PhD7, Kilyoung Kim, PhD7, Nachiappan Chidambaram, PhD7.

1Johns Hopkins University School of Medicine, Baltimore, MD, USA, 2University of Connecticut Health Center, Farmington, CT, USA, 3University of North Carolina School of Medicine, Chapel Hill, NC, USA, 4Saint Joseph's University, Philadelphia, PA, USA, 5Baylor College of Medicine Medical Center, Houston, TX, USA, 6Men's Health Center The Miriam Hotel, Providence, RI, USA, 7Lipocine Inc, Salt Lake City, UT, USA.

ABSTRACT:

There is concern that testosterone replacement therapies might increase blood pressure (BP) with chronic use. Testosterone undecanoate is a novel oral testosterone therapy under development for the treatment of male hypogonadism. We studied the effects of testosterone undecanoate (225 mg twice daily) on ambulatory blood pressure (ABP) and heart rate, in 138 men with hypogonadism (mean age, 54 years, 79% white, 48% with a history of hypertension). Ambulatory BP and heart rate and hematologic parameters were obtained at baseline and following 4 months of daily therapy. Changes from baseline in ambulatory 24-hour, awake, and sleep systolic BP of 3.8 (p=0.06), 5.2 (p=0.01), and 4.3 mmHg (p=0.07) were observed post-treatment, respectively. Smaller changes in the diastolic BP were observed (1.2 (p=0.13), 1.7 (p=0.04), and 1.7 mmHg (p=0.11) for 24-hour, awake, and sleep, respectively). Changes in the 24-hour, awake and sleep heart rates were 1.9 (p=0.07), 2.6 (p=0.02), and 0.4 (p=0.68) beats/minute respectively. There were no significant differences in changes from baseline in the 24-hour ambulatory BP for the 57 subjects who had a medical history of hypertension versus the 61 subjects who did not have hypertension: 4.5/1.5 mmHg in the hypertension subgroup versus 3.2/0.9 mmHg in the non-hypertensive subgroup (p = 0.53/0.46 between groups). Hematocrit and hemoglobin increased by 3.2% and 0.9 g/dl in all subjects after 4 months of therapy. In those men in the top quartile of changes in hematocrit (corresponding to upper / lower boundary increases of 6 and 14% with 9.3% achieving levels > 52%), the largest increases in ambulatory systolic BP (8.3 mmHg) were observed, whereas the changes in ambulatory systolic BP in the lower 3 quartiles were substantially smaller (1.6, 3.2, and 2.7 mmHg in quartiles 1, 2 and 3 of hematocrit change, respectively). In conclusion, these data demonstrate increases in ambulatory BP occurred following 4 months of oral testosterone undecanoate, particularly in those men whose hematocrit rose by > 6% or whose resultant hematocrit was 52% or higher. Hence, hematocrit maybe a useful clinical parameter that could effectively predict the risk of developing increases in BP on oral testosterone undecanoate.